Investor Contacts:
Cleco Corporation:                  The Financial Relations Board:
Michael P. Prudhomme                Kristine Walczak      Bob Schwaller
(318) 484-7649                      Analyst Inquiries     Media Inquiries
Kathleen F. Nolen                   (312) 640-6723        (972) 830-2295
(318) 484-7687
Rodney J. Hamilton
(318) 484-7593


FOR IMMEDIATE RELEASE


                CLECO CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN

PINEVILLE, La., July 28, 2000 -- Cleco Corporation (NYSE, PCX: CNL) announced today that its board of directors has adopted a Rights Plan designed to protect company shareholders from coercive or unfair takeover techniques. Terms of the Rights Plan provide for a dividend distribution of one Right for each outstanding share of common stock to holders of record at the close of business on August 14, 2000. The Rights Plan would be triggered if an acquiring party accumulates 15% or more of the company's common stock and would entitle holders of the Rights to purchase either the company's stock or shares in an acquiring entity at half of market value. The company would generally be entitled to redeem the Rights at $0.01 per Right at any time until the tenth day following the time the rights become exercisable. The Rights will expire on July 30, 2010.

David Eppler, Cleco's President and Chief Executive Officer, said, "The board of directors believes that the Rights Plan represents a sound and reasonable means of safeguarding the interests of the company's shareholders. The board of directors is not aware of any effort of any kind to acquire control of the company." Mr.Eppler said the Rights Plan is similar to those adopted by over 2000 other companies, and that details of the new Rights Plan will be outlined in the company's Form 8-K filing with the SEC today and a letter to be mailed to shareholders following the August 14, 2000 record date for the plan.

Cleco Corporation is a regional energy services company headquartered in Pineville, La. It operates a nonregulated midstream energy business that develops and operates power plants; and a regulated electric utility company that serves about 246,000 customers in Louisiana.

PLEASE NOTE: THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO MANY RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY. PROSPECTIVE INVESTORS SHOULD REFER TO CLECO CORPORATION'S NOTICES OF DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS IN VARIOUS REPORTS FILES WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING ITS LATEST ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q.

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